Exhibit 10.02

August 5, 2015

Raymond Arthur

425 1st Street

San Francisco, CA 94105

Dear Mr. Arthur,

This letter confirms LeapFrog’s agreement to provide you with the severance benefits recently discussed with you. I am pleased to offer you the severance benefits set forth in Exhibit A of this letter. These severance benefits will replace in their entirety the severance benefits set forth in Exhibit A of your offer letter dated June 5, 2012.

Please confirm your agreement by signing and returning a copy of this letter.

Sincerely,

/s/ John Barbour

John Barbour

Chief Executive Officer

Agreed:

/s/ Raymond Arthur

Raymond Arthur

Chief Financial Officer

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Appendix A

Severance

Severance Provisions.

In the event of your Covered Termination, you shall be entitled to receive cash severance benefits equal to the following: (i) twelve (12) months of Base Salary or, if the Covered Termination occurs during a Change in Control Period, eighteen (18) months of Base Salary (the “Base Severance”), (ii) a payment equal to the prorated amount of your annual bonus at target (as the target bonus is set forth in this offer letter or under the terms of the applicable bonus program for the calendar year in which your Covered Termination occurs, as such agreement or program may be in effect at the time of such Covered Termination) for the calendar year in which the Covered Termination occurs (Subsection (ii) is referred to as the “Pro-Rated Bonus Severance”), and (iii) a payment equal to your annual bonus at target (as the target bonus is set forth in this offer letter or under the terms of the applicable bonus program for the calendar year in which your Covered Termination occurs, as such agreement or program may be in effect at the time of such Covered Termination) or, if the Covered Termination occurs during a Change in Control Period, 1.5 times the Bonus Amount. In the event of your Covered Termination, you shall also be credited with one (1) year of additional employment service toward vesting of your options and restricted stock units, and restricted stock units will treated for purposes of this provision as if vesting occurred on a monthly basis. If a Covered Termination occurs at a time when the bonus for the prior calendar year has not been paid, your Pro-Rated Bonus Severance shall be equal to (1) the bonus that would otherwise be payable for such prior calendar year, as determined under the terms applicable to such bonus (including the timing of its determination) plus (2) the amounts described above in Subsection (ii) for the calendar year in which the Covered Termination occurs. The foregoing severance is intended to provide you with compensation for the period following a Covered Termination.

Provided that you elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the full amount of premiums for your group medical, dental and vision coverage, including coverage for your eligible dependents, through the earlier of (i) twelve (12) months following the Covered Termination or, if the Covered Termination occurs during a Change in Control Period, the earlier of eighteen (18) months (the “Severance Period”) or (ii) the date that you become eligible for group health coverage through a subsequent employer. You must notify the Company immediately if you become eligible to be covered by a group medical, dental or vision insurance plan of a subsequent employer. No provision of this letter will affect the continuation coverage rules under COBRA except that the Company’s payment of any applicable insurance premiums will be credited as payment by you for purposes of your payment required under COBRA. Therefore, the period during which you may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to you, and all your other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this provision.

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Upon the occurrence of a Change in Control (i) the vesting and exercisability of all outstanding options to purchase the Company’s stock you then hold shall be accelerated in full as of the date the Change in Control occurs, and (ii) all other stock awards that you then hold shall vest in full, and any reacquisition or repurchase rights held by the Company with respect to such stock awards shall lapse. Any such options shall remain exercisable by you until the period provided by the agreements evidencing such options, but in no event beyond the expiration date of such options.

Payment Timing.

Any cash severance benefits provided under this letter shall be paid in equal bi-monthly installments paid over the number of months in the Severance Period on the Company’s regularly scheduled payroll periods, with such payment(s) occurring or commencing on the Release Date, subject to the following paragraph and your delivery of the release described below. In no event shall payment of any severance benefit be made prior to the effective date of your Covered Termination or prior to the effective date of the release described below.

409A Matters.

Cash severance payments and vesting acceleration benefits, to the extent paid or provided from the date of the Covered Termination through March 15 of the calendar year following the Covered Termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments or benefits are made or provided following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. To the extent you are entitled to an excess amount described in the preceding sentence, such amount will not be paid or payments will not commence until the sixtieth (60th) day following the Covered Termination, or, if later, such time as required by Section 409A(a)(2)(B)(i) of the Code.

Release Requirement.

In order to be eligible to receive Severance benefits you must execute a general waiver and release in form acceptable to the Company, and the release must become effective in accordance with its terms not later than sixty (60) days following the date of the Covered Termination (the sixtieth day, the “Release Date”).

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Termination of Benefits.

The benefits set forth under this Appendix A shall terminate immediately if you, at any time, (i) violate any proprietary information or confidentiality obligation to the Company or (ii) disparage the Company, its affiliated, related, parent or subsidiary corporations, or its or their present or former directors, officers, employees, attorneys or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

Payment Limits.

If any payment or benefit you would receive in connection with a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.

The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order; reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such options (i.e., earliest granted option cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and to you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

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Definitions.

“Cause” means any of the following has occurred, as reasonably determined by the Company in good faith:

(i) you are indicted for or convicted of any felony or crime involving moral turpitude or dishonesty;

(ii) you participate in any fraud against the Company or any of its subsidiaries;

(iii) you materially breach any material provision of a written agreement with the Company or any of its subsidiaries (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written policy of the Company or any of its subsidiaries, provided that, if such breach is reasonably susceptible of cure, you fail to cure such breach within a reasonable period of time (to be determined by the Company in its sole discretion) after receiving notice of such breach from the Company;

(iv) you engage in conduct that demonstrates unfitness to serve; or

(v) you breach your duties to the Company or any of its subsidiaries, including, without limitation, persistent unsatisfactory performance of job duties.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person (as defined in the Company’s 2011 Equity Incentive Plan) (other than Larry Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

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(iii) the stockholders of the Company approve or the Company’s Board of Directors approves a plan of complete dissolution or liquidation of the Company; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition.

“Change in Control Period” means the period beginning three (3) months before and ending twelve (12) months after a Change in Control.

“Covered Termination” means (i) a termination by the Company and its subsidiaries without Cause or (ii) your Good Reason Resignation.

“Good Reason Resignation” means your voluntary termination of employment within sixty (60) days after the occurrence of one of the following events without your consent:

(i) a material diminution in your authority, duties, or responsibilities;

(ii) a reduction in your Base Salary in an amount greater than ten percent (10%) of your Base Salary prior to such reduction;

(iii) a change in the geographic location of your workplace by more than fifty (50) miles from its previous location; or

(iv) a reduction in your target bonus in an amount greater than ten percent (10%) of the target bonus set forth your offer letter; or

(v) a material breach by the Company and its subsidiaries of the agreement under which you are employed.

Prior to any Good Reason Resignation, you must provide written notice to the Company of the existence of the Good Reason event within thirty (30) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, you shall not be entitled to terminate his or her employment pursuant to a Good Reason Resignation.

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